Exhibit 99.1

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Berkshire Hathaway Energy	Oncor Communications
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mediahotline@berkshirehathawayenergyco.com	Communications@oncor.com

Oncor to Join Warren Buffett’s Berkshire Hathaway Energy

DALLAS, Texas, and DES MOINES, Iowa – July 7, 2017 – Berkshire Hathaway Energy, a subsidiary of Warren Buffett’s Berkshire Hathaway Inc., announced today it has executed a definitive merger agreement with Energy Future Holdings Corp. (EFH). Berkshire Hathaway Energy will acquire reorganized EFH, which will ultimately result in the acquisition of Oncor, an energy delivery company serving approximately 10 million Texans.

Berkshire Hathaway Inc. already has a significant presence in Texas with multiple headquarters in the state, including BNSF Railway Company; Acme Brick Company; Justin Brands, Inc.; McLane Company, Inc.; Berkshire Hathaway Automotive; Star Furniture Company; TTI, Inc.; Charter Brokerage; LiquidPower Specialty Products Inc.; and Allie Beth Allman & Associates.

“Oncor is an excellent fit for Berkshire Hathaway, and we are pleased to make another long-term investment in Texas – when we invest in Texas, we invest big!” said Warren Buffett, chairman of Berkshire Hathaway. “Oncor is a great company with similar values and outstanding assets.”

The all-cash consideration for reorganized EFH is $9 billion implying an equity value of approximately $11.25 billion for 100% of Oncor and is subject to closing conditions, including the receipt of required state, federal and bankruptcy court approvals. The transaction is currently expected to be completed in the fourth quarter of 2017.

Greg Abel, Berkshire Hathaway Energy chairman, president and CEO, said, “This partnership combines the strengths of two companies that share a common goal of providing exceptional customer service and a commitment to invest in critical infrastructure that will make the Texas energy grid even stronger and more reliable.”

“By joining forces with Berkshire Hathaway Energy, we will gain access to additional operational and financial resources as we continue to position Oncor to support the evolving energy needs of our state,” said Bob Shapard, CEO of Oncor. “Being part of Berkshire Hathaway Energy is a great outcome for Oncor. Oncor will remain a locally managed Texas company headquartered in Dallas, committed to the communities we serve, and our customers will continue to receive the safe and reliable service they have come to expect from our dedicated team of employees.”

Effective upon closing of the transaction, Bob Shapard will assume the role of executive chairman of the Oncor Board, and Allen Nye will assume the role of CEO of Oncor. “We are excited to begin the regulatory approval process as this transaction has significant support across our key stakeholders,” Nye said. “The stakeholders are eager to obtain a great outcome for Texas.”

“We are pleased to be working with Texas and stakeholders to ensure Oncor continues to be a strong electric transmission and distribution company. Oncor is an exceptional company with great employees and an excellent management team,” said Abel.

Oncor

Headquartered in Dallas, Texas, Oncor is a regulated electric transmission and distribution service provider that serves 10 million customers across Texas. Using cutting edge technology, more than 3,700 employees work to safely maintain reliable electric delivery service with the largest distribution and transmission system in Texas; made up of approximately 122,000 miles of lines and more than 3.4 million meters across the state.

Berkshire Hathaway Energy

Berkshire Hathaway Energy owns a portfolio of locally managed businesses that share a vision for a secure energy future, make sustainable investments to achieve that vision and had $85 billion of assets as of Dec. 31, 2016. These businesses deliver affordable, safe and reliable service each day to more than 11.6 million electric and gas customers and end-users around the world and consistently rank high among energy companies in customer satisfaction. Berkshire Hathaway Energy is headquartered in Des Moines, Iowa, U.S.A. Additional company information is available at www.berkshirehathawayenergyco.com.

Forward-Looking Statements

This news release contains statements that do not directly or exclusively relate to historical facts. These statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by the use of forward-looking words, such as “will,” “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “intend,” “potential,” “plan,” “forecast” and similar terms. These statements are based upon Berkshire Hathaway Energy Company’s current intentions, assumptions, expectations and beliefs and are subject to risks, uncertainties and other important factors. Many of these factors are outside the control of Berkshire Hathaway Energy Company and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include the impact of natural disasters and weather effects on revenues and other operating uncertainties, uncertainties relating to economic, political and business conditions and uncertainties regarding the impact of laws and regulations, including laws and regulations related to environmental protection, changes in government policy and competition. The foregoing factors that could cause Berkshire Hathaway Energy Company’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exclusive and should be considered in connection with information regarding risks and uncertainties that may affect Berkshire Hathaway Energy

Company’s future results included in Berkshire Hathaway Energy Company’s filings with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s website (www.sec.gov). Berkshire Hathaway Energy Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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